UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 5, 2011

Entrx Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-2000	95-2368719
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer ID No.)
incorporation or organization)
(Exact name of registrant as specified in its charter)

800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota	55402
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (612) 333-0614

(Former name or former address, if change since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 – Other Events

On April 15, 2011, Entrx Corporation (“Entrx”) plans to file a Form 15 with the U.S. Securities and Exchange Commission (the “SEC”), certifying to the fact that Entrx has fewer than 300 shareholders of record.  The effect of the filing of the Form 15 will be to terminate the registration of Entrx’s common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “34 Act”).  The termination will be effective on the 90th day following the filing of the Form 15, but by rule Entrx’s obligation to file periodic reports under Section 13(a) of the 34 Act, such as the annual Form 10K and the quarterly Forms 10Q, will be suspended upon filing of the Form 15.  Accordingly, the last periodic report of Entrx will be the annual report on Form 10K filed on March 31, 2011.

Entrx will still be subject to all other filing obligations imposed on companies registered under the 34 Act until the 90th day following the filing of the Form 15, which is expected to be July 4, 2011.  Such filing obligations include, among others, the filing of any proxy statement under Section 14 of the 34 Act with respect to any shareholders’ meeting for which notice may be given during the 90 day period.

The promulgation of new laws and regulations over the years has imposed increasing costs and obligations on publicly held corporations registered under the 34 Act, which fall disproportionately higher on small corporations such as Entrx.  There is no reason to believe that this historical pattern of increasing regulatory obligations and the cost of being registered under the 34 Act will not increase in the future. Entrx’s management estimates that it will save a minimum of $70,000 annually with respect to the prepartion and filing of routine Forms 10K and 10Q which will no longer be required.

Entrx’s management also believes that Entrx will have more freedom to seek out, negotiate and enter into strategic transactions. While Entrx will still be subject to the anti-fraud provisions of the 34 Act, and will be obligated to disclose material events to its shareholders, the timing and extent of that disclosure can be more easily managed.  In addition, disclosure can be limited to Entrx’s stockholders and broker/dealers making a market in Entrx’s common stock, rather than to the public at large.

It is very likely that the ability of shareholders to sell their stock in a public market following deregistration will be diminished. Rule 15c2-11 under the 34 Act provides that it is unlawful for a broker/dealer to publish any quotation for a security unless the broker/dealer has in its records certain documents relating to the issuer of that security, and has a reasonable basis for believing that the information it has is accurate in all materials respects. That requirement is generally satisfied by the broker/dealer having in its possession the 34 Act Section 13(a) periodic reports. It can also be satisfied by the broker/dealer possessing certain information specified by subparagraph (a)(5) of Rule 15c2-11. The level of information required under Rule 15c2-11(a)(5) is less comprehensive and extensive than that which would be available if Entrx were registered under the 34 Act.  Furthermore, although Entrx intends to provide broker/dealers with this information, it has no real obligation to do so.

As compared to relying on information filed under the 34 Act, the ability of a broker/dealer to have the information required under 15c2-11(a)(5), and its ability to be reasonably assured that it has a reasonable basis for believing its accuracy is diminished, in part because this information is not subject to the normal scrutiny of the SEC staff.  If Entrx’s common stock is registered under the 34 Act and its filings are current, all broker/dealers would have ready access to those 34 Act filings, and Entrx would not have to separately provide that information. Since the risk of violating Rule 15c2-11 is enhanced if Entrx is not required to file periodic reports under the 34 Act, the willingness of broker/dealers to publish quotes for its stock is diminished.

Entrx plans to continue to provide shareholders with annual audited financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRX CORPORATION

Date: April 5, 2011	By:	/s/ Peter L. Hauser
Peter L. Hauser
Chief Executive Officer